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EXHIBIT 10.59

Consulting Agreement

        The following are the terms/conditions of an agreement between Diversified Security Corporation and Doug Ball.

  1.
  Term shall be for 5 months beginning April 1, 2002 and ending September 1, 2002.

  2.
  Cash compensation shall be $7,500 per month. First payment due May 1, 2002.

  3.
  Expenses will be pre-approved by DSC.

  4.
  Consulting shall include assistance in building our management team, analysis of acquisitions, due diligence and general business issues.

  5.
  Consultant shall be entitled to additional compensation of $4,500 per month as deferred compensation. The deferred compensation shall be paid in cash or kind on completion of the Company's first acquisition or January 1, 2003 at the election of Mr. Ball. If in kind at the rate of $.50 per share as option price.

  6.
  Upon closing of DSC's first acquisition, Mr. Ball shall become a full time employee of the Company.

/s/ DOUG BALL Doug Ball Agreed this 25th March, 2002	/s/ RONALD G. FARRELL Ronald G. Farrell Agreed this 25th March, 2002

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Consulting Agreement